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                              LIST OF SUBSIDIARIES


Waverlee Homes, Inc., incorporated in Alabama

Irish Homes, Inc., incorporated in Indiana

Gipper Development Company, LLC, organized in Indiana

Statesville Housing Center, Inc.








Liberty Homes, Inc.                Page 29                   1998 Annual Report